THIS NOTE, AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE REOFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (1) REGISTRATION UNDER SUCH ACT OR LAWS OR (2) AN OPINION OF COUNSEL FOR THE COMPANY OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

USD ENERGY CORP.

CONVERTIBLE PROMISSORY NOTE

US $1,087,000                                              December 31, 2010

FOR VALUE RECEIVED, USD ENERGY CORP., a Nevada corporation (the “Company”), promises to pay to the order of Juan Carlos Camus Villegas (the “Payee”), at the offices of Santa Teresa Minerals, S.A. or at such other place as Payee may designate in writing, the principal sum of One Million Eighty Seven Thousand Dollars (US$1,087,000) (the “Principal Amount”), without interest, on the terms set forth below.  All payments of principal hereunder shall be made in U.S. currency.  Payments pursuant to this Note shall be deemed made when funds are sent by the Company to the Holder (defined below).

This Note is made in connection with that certain Exchange Agreement dated December 7, 2010, by and among the Company, Santa Teresa Minerals, S.A., Payee and the other STM Shareholders (the “Exchange Agreement”).

1. Definitions.  Capitalized terms not defined herein shall have the same meaning as set forth in the Exchange Agreement.  The following terms shall have the meanings herein specified:

“Affiliate” means, with respect to any specified person, (a) any other person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (b) any other person who is a director, officer, partner or trustee of the specified person or a person described in clause (a) of this definition or any spouse of the specified person or any such other person, (c) any relative of the specified person or any other person described in clause (b) of this definition, (d) the estate or any executors, administrators, legal representatives or heirs of the estate of the specified person or any other person described in clause (b) of this definition, (e) any person of which the specified person and/or any one or more of the persons specified in clause (a),(b), (c) or (d) of this definition, individually or in the aggregate, beneficially own 20% or more of any class of voting securities or otherwise have a substantial beneficial interest, or (f) any member of any Group to which the specified person is a member or any Affiliate of any member of such Group.  For the purpose of this definition, “control” of a person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of their management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the Exchange Act, and “Beneficially Owned” means, with respect to ownership of securities by a Person, that such Person has Beneficial Ownership of securities.

“Common Stock” means authorized Common Stock, $.001 par value, of the Company.

“Conversion Notice” shall have the meaning set forth in Section 2(b).

“Conversion Price” means the per share price(s) at which some or all of the Principal Amount is converted or convertible pursuant to Section 2, and in all cases as adjusted pursuant to Section 2.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note.

“Event of Default” means an event specified in Section 4 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock.

“Future Issuance” shall have the meaning set forth in Section 2(a).

“Group” means any syndicate or group that would be considered a “person” for purposes of Section 13(d) of the 1934 Act.

“Holder” means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; provided, that any assignment or transfer of this Note or any rights hereunder shall be subject to the prior written assignment or transfer of this Note or any rights hereunder shall be subject to the prior written consent of the Company and any assignment or transfer without such consent shall be null and void. Any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders.  Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

“Principal Amount” shall have the meaning set forth in the initial paragraph.

“Person” means an individual, trust, partnership, firm, association, corporation or other organization or a government or governmental authority.

“Share Equivalents” means options, warrants, convertible preferred stock, convertible debt, or other securities convertible into or exercisable for shares of Common Stock.

“STM Shareholders” mean Payee, Don Felipe Igancio Jimenez Gonzalez, Carolina Constanza Camus Gonzalez, Angelica Soledad Camus Gonzalez, and Angelica Elisa Gonzalez Gonzalez.

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Conversion of the Note.

(a) Election to Convert.  Subject to the limitation in Section 2(f), Holder may, at its option exercisable by written notice (the “Conversion Notice”) to the Company at any time prior to payment of this Note in full, or June 30, 2012 [18 months following the Closing Date], whichever occurs first (the “Conversion Period”), elect to convert all or any part of the entire outstanding principal amount of this Note into shares of Common Stock at a conversion price equal to the lesser of (i) US$.01 per share (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of Common Stock), or (ii) if between the date hereof and such conversion, the Company issues or sells Common Stock, other than Excluded Securities (a “Future Issuance”), at a price per share less than US$.01 per share, the lowest per share price at which any such shares of Common Stock are issued or sold in such Future Issuance (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of such class or series of Common Stock subsequent to the date of such sale or issuance).  For purposes of this Section, the issuance or sale of any Share Equivalents shall be deemed to be an issuance or sale, at a per share price equal to a fraction, the numerator of which is equal to the sum of (i) the total amount received or receivable by the Company as consideration for such issuance of the Share Equivalent, plus (ii) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Share Equivalent, and the denominator of which is equal to the total number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Share Equivalents.  If the Company issues or sells any Common Stock or Share Equivalents for consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as reasonably determined by the Company’s Board of Directors with the advice of the Company’s investment banker, if any.  If the Company sells units consisting of two or more different securities at a single per unit price, the Company’s Board of Directors shall, with the advice of the Company’s investment banker, if any, make a reasonable allocation of the per unit price among such different securities, and each security included in such unit shall be deemed to have been sold at such allocated price for purposes of this section.

(b) Delivery of Conversion Shares.  The Common Stock issued on conversion of this Note (the “Conversion Shares”) shall be delivered as follows: As promptly as practicable after conversion, the Company shall deliver to Holder, or to such person or persons as are designated by Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Common Stock into which this Note or portion thereof is to be converted in such name or names as are specified in the Conversion Notice, together with, in the case of conversion of the entire remaining principal balance hereof, any cash payable in respect of a fractional share.  Such conversion shall be deemed to have been effected at the close of business on the date when this Note shall have been surrendered to the Company for conversion, so that the person entitled to receive such Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.  In the event that less than the entire outstanding principal of this Note is converted hereunder pursuant to subsection (a) above, this Note shall not be surrendered for cancellation but shall have the fact and amount of conversion recorded on the face of this Note by writing acknowledged by Holder and the Company.  If less than the entire principal balance of this Note is converted, the amount of principal converted shall be reduced to the nearest amount that results in no fractional shares.

(c) Reservation of Shares.  The Company agrees that, during the period within which this Note may be converted, the Company will at all times have authorized and in reserve, and will keep available solely for delivery upon the conversion of this Note, Common Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights.  The Company agrees that the Conversion Shares shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and the Company will take all such action as may be necessary to assure that the stated value or par value per share of the Conversion Shares is at all times equal to or less than the Conversion Price.

(d) Protection Against Dilution.

(A) In the event of any consolidation with or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation), then such successor corporation shall (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such consolidation or merger by a holder of the number of shares of Common Stock for which this Note might have been converted immediately prior to such consolidation or merger, (ii) make effective provision in its articles of association or otherwise, if necessary, in order to effect such agreement, and (iii) set aside or reserve, for the benefit of the Holder, the stock, securities, property and cash to which the Holder would be entitled upon conversion of this Note.

(B) In the event of any reclassification or change of the Common Stock into which this Note may be converted (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock into which this Note may be converted (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), in either case while any principal remains outstanding under this Note, then the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock for which this Note might have been converted immediately prior to such reclassification, change, consolidation or merger.

(C) If, following any Future Issuance of Common Stock upon which the calculation of the Conversion Price is based and while any principal remains outstanding under this Note, the Company distributes to holders of such class or series of Common Stock any assets (excluding ordinary cash dividends) or debt securities or any rights or warrants to purchase debt securities, assets or other securities, the Conversion Price shall be adjusted in accordance with the formula:

C1 = C x [(O x M)-F]
O x M

where:

C1 = the adjusted Conversion Price.

C = the Conversion Price prior to adjustment pursuant to this subsection.

M = the fair market value per share of such class or series of Common Stock before the record date mentioned below, as reasonably determined by the Company’s Board of Directors with the advice of the Company’s investment banker.

O = the number of shares of such class or series of Common Stock outstanding on the record date mentioned below.

F = the fair market value on the record date of the aggregate of all assets, securities, rights or warrants distributed, as reasonably determined by the Company’s Board of Directors with the advice of the Company’s investment banker.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.  The above provisions of this Section 2 shall similarly apply to successive reclassifications and changes of Common Stock and to successive consolidations, mergers, sales, leases or conveyances.

(e) Notice of Event.  Notice of any such consolidation, merger, sale, distribution, reclassification or reorganization and of such provisions so proposed to be made, shall be mailed to the Holder not less than fifteen (15) days prior to such event.

(f) Limitation on Conversion Rights.  Payee and the Company acknowledge and agree that the purpose of the conversion rights set forth in Section 2(a) is to give the STM Shareholders the right to maintain Beneficial Ownership of at least 51% of the Common Stock for the duration of the Conversion Period, assuming they do not sell, assign or otherwise transfer any shares of Common Stock that they own or acquire.  Accordingly, and notwithstanding any provisions of this Note to the contrary, the conversion rights are personal to Payee for so long as he holds the Note, and shall be suspended at any time, and to the extent, that the number of STM Shares exceed 51% of the number of shares of Common Stock outstanding.  The “STM Shares” at any date shall mean the aggregate of (a) the number of shares of Common Stock Beneficially Owned by the STM Shareholders and their Affiliates, plus (b) the number of shares of Common Stock the STM Shareholders or their Affiliates have the right to acquire on such date, other than pursuant to the Note, plus (c) the number of shares of Common Stock sold, assigned or otherwise transferred by the STM Shareholders on or prior to such date, plus (d) the number of Conversion Shares issued to Persons other than the STM Shareholders or their Affiliates (such numbers of shares in each case adjusted for stock splits, stock dividends and reverse stock splits after the date of sale, transfer or assignment).  No Person other than Payee may exercise the conversion rights in this Section 2.

3. Payment of this Note.

(a) Payment after Conversion Deadline.  All principal that has not been converted into Common Stock pursuant to Section 2 above shall be due and payable on November 1, 2012, and, at any time thereafter, the Holder may proceed to collect such unconverted principal.

(b) Payment on an Event of Default.  If an Event of Default occurs and is continuing, then the Holder of this Note may, by written notice to the Company, declare this Note immediately due and payable and demand payment of all principal that has not been converted into Common Stock pursuant to Section 2 above, and, at any time thereafter, the Holder may proceed to collect such unconverted principal.

(c) Prepayment.  The Company may prepay this Note at any time and from time to time, in whole or in part, without penalty; provided, that during the Conversion Period, the Company shall give Holder at least 15 days’ advance written notice of the Company’s intent to prepay and Holder shall have the right to convert all or any portion of this Note pursuant to Section 2(b) at any time during the shorter of such 15-day period and the period between the date of such notice and the end of the Conversion Period, as applicable.

4. Events of Default.  The existence of any of the following conditions shall constitute an Event of Default:

(a) Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 60 days following notice to the Company by the Holder.

(b) If the Company shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

(c) Attachment or similar process of execution is levied against a material portion of the Company’s assets and such process is not terminated and any orders issued pursuant thereto canceled within 90 calendar days.

(d) The Company is in material breach of any provision of this Note, which breach (other than a breach described in Section 4(a) above) continues for more than 30 calendar days following notice to the Company by the Holder.

5. Transfer.

(a) Transfer of this Note shall be subject to prior delivery by the proposed transferee to the Company of an opinion of counsel that such transfer is in compliance with all federal and all applicable securities laws.  In order to transfer this Note, the Holder, or its duly authorized attorney, shall surrender this Note at the office of the Company pursuant to Section 9 herein, accompanied by an assignment duly executed by the Holder hereof.

(b) This Note is, and each certificate representing Conversion Shares shall be, stamped or otherwise imprinted with a legend substantially in the following form:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended or applicable state securities laws and may not be reoffered, sold, transferred, pledged, or otherwise disposed of except pursuant to (1) registration under such act or laws or (2) an opinion of counsel for the Company or other counsel reasonably acceptable to the Company to the effect that such registration is not required.”

6. Loss or Mutilation of Note.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

7. Holder not Shareholder.  This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the conversion hereof.

8. Waivers.  The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision.  No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

9. Notices.  All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to Holder to:	Santa Teresa Minerals, S.A. Bascunan Guerrero 530 Santiago, Chile Attn: Juan Carlos Camus V Telephone: 92271322 Facsimile: 6230584 Email: jccamuslv@yahoo.es

If to Company:	USD Energy Corp. 9880 N. Magnolia Ave., #176 Santee, CA , USA 92071 Attn: Trisha Malone, CEO Telephone: (619) 717-8047 Facsimile: (619) 568-3148 Email: trish@usdenergy.com
With a copy to:	Vogt, Resnick & Sherak, LLP P.O. Box 7849 Newport Beach, CA 9265 8-7849 Attn: Barnet Resnick, Esq. Telephone: (949) 851-9001 Facsimile: (949) 833-3445 Email: bresnick@vrslaw.net

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

10. Headings.  The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note.  This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

11. Applicable Law and Jurisdiction: Choice of Language.  The legality, validity, enforceability and interpretation of this Note and the relationship of the parties hereunder shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws.  Any claim, cause of action, suit or demand allegedly arising out of or related to this Note, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Orange County, California USA, and the parties irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.  To the extent of any inconsistency between this English language version and the Spanish language translation of this Note, the Note shall be construed in accordance with English.

12. Severability.  Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

IN WITNESS WHEREOF, USD ENERGY CORP. has caused this Convertible Promissory Note to be signed in its name by the signature of its duly authorized representative.

USD ENERGY CORP. By: /s/ Trisha Malone Name: Trisha Malone Title: Chief Executive Officer